Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 14, 2023 with respect to the consolidated financial statements and internal control over financial reporting of OneWater Marine, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Atlanta, Georgia
September 6, 2024